Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109802

PRICING SUPPLEMENT DATED MAY 24, 2004

(To Prospectus Supplement and Prospectus dated November 26, 2003)

Pricing Supplement Number:

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Knock-In Notes

Linked to the performance of American Depositary Receipts representing

Ordinary Shares of AngloGold Limited

due May 28, 2005

(the “Notes”)

The Notes:

•  We will pay interest on the principal amount of the Notes semiannually, at a rate of 10% per year, on November 28, 2004 and May 28, 2005.

•  We cannot redeem the Notes prior to maturity.

•  The amount you receive at maturity is linked to the price of AngloGold Limited American Depositary Receipts (trading symbol “AU”), each representing one ordinary share of AngloGold Limited. In certain circumstances, you may receive American Depositary Receipts of AngloGold Limited that will be worth less than the principal amount of the Notes, resulting in a loss of principal.

•  Senior unsecured debt securities part of a series entitled “Medium-Term Notes, Series C”.

•  AngloGold Limited has no obligations relating to, and does not sponsor or endorse, the Notes.

•  Expected settlement date: May 28, 2004.

•  CUSIP No.: 59018YTU5

Payment at maturity:

•  The initial price equals $33.75, the closing market price of an American Depositary Receipt of AngloGold Limited on the date the Notes were priced for initial sale to the public (the “Initial Price”).

•  The knock-in price equals $23.63, 70% of the Initial Price.

•  Payment at maturity will be based on the following:

• If the closing market price of AngloGold Limited American Depositary Receipts is equal to or above the knock-in price on each day during the term of the Notes or if the closing market price of AngloGold Limited American Depositary Receipts on the fourth scheduled trading day before maturity is at or above the Initial Price, at maturity you will receive a cash payment per Note equal to the $1,000 principal amount of your Note.

• If the closing market price of AngloGold Limited American Depositary Receipts is below the knock-in price on any date during the term of the Notes and the closing market price of AngloGold Limited American Depositary Receipts on the fourth scheduled trading day before maturity is below the Initial Price, at maturity you will receive a fixed number of shares of American Depositary Receipts of AngloGold Limited, equal to the then current share multiplier, that will at that time be worth less than the principal amount of your Notes.

•  The initial share multiplier equals 29.62962963, determined on the pricing date by dividing $1,000 by the Initial Price.

Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this pricing supplement and the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	$1,000	$110,000
Underwriting discount	$20	$2,200
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$980	$107,800

(1)	Plus accrued interest from May 28, 2004, if settlement occurs after that date.

Merrill Lynch & Co.

The date of this pricing supplement is May 24, 2004.

Prospectus Supplement

Prospectus

SUMMARY—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Knock-in Notes linked to the performance of American Depositary Receipts (the “ADRs”) representing ordinary shares (the “Ordinary Shares”) of AngloGold Limited (the “Underlying Company”) due May 28, 2005 (the “Notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be senior debt securities issued by ML&Co. and part of a series entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. ML&Co. will issue the Notes in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. The Notes will mature on May 28, 2005. The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity.

What form will the Notes take?

Each Note will have a principal amount of $1,000. You may transfer the Notes only in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

When will I receive interest?

Interest on the Notes will accrue at a rate of 10% per year on the $1,000 principal amount of each Note from and including May 28, 2004 to but excluding the maturity date. You will receive semiannual interest payments on November 28, 2004 and May 28, 2005. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive upon maturity of the Notes?

At maturity, for each Note you own, you will receive a payment equal to the “Redemption Amount” or the delivery of ADRs. The Redemption Amount to which you will be entitled, and whether you will receive ADRs, depends on the Closing Market Prices of the ADRs during the term of the Notes and at maturity:

(i) If the Closing Market Price of the ADRs is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000.

(ii) If the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, we will deliver to you a number of ADRs equal to the then current Share Multiplier.

The “Knock-In Price” equals $23.63, 70% of the Initial Price.

The “Initial Price” equals $33.75, the Closing Market Price of one ADR on the date the Notes were priced for initial sale to the public (the “Pricing Date”). The Initial Price will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the ADRs or the Ordinary Shares, as described in this pricing supplement.

The “Ending Value” will equal the Closing Market Price at which the ADRs trade on the fourth scheduled Trading Day before the maturity of the Notes, subject to adjustment as described in this pricing supplement if on that Trading Day there is a disruption in the trading of the ADRs or certain futures or options contracts relating to the ADRs.

The initial “Share Multiplier” equals 29.62962963, determined on the Pricing Date by dividing $1,000, the principal amount of one Note, by the Initial Price. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this pricing supplement. We will not distribute fractional ADRs. Instead, the number of ADRs to be delivered at maturity, if any, will be aggregated, and the value of any fractional ADR will be paid in cash. Please see the section entitled “Description of the Notes—Fractional Shares”.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Notes—Antidilution Adjustments; Market Disruption Events” and “—Reorganization Events” in this pricing supplement.

Examples

Set forth below are three examples of Redemption Amount calculations based on the following assumptions:

Initial Price: $33.75

Knock-In Price: $23.63

Share Multiplier: 29.62962963

Example 1—The hypothetical Ending Value is equal to 105% of the Initial Price (irrespective of whether the Closing Market Price of the ADRs was below the Knock-In Price on any Trading Day during the term of the Notes):

Hypothetical Ending Value: $35.44

Redemption Amount (per Note) = $1,000

Example 2—The hypothetical Ending Value is equal to 90% of the Initial Price but the Closing Market Price of the ADRs was equal to or above the Knock-In Price on each Trading Day during the term of the Notes:

Hypothetical Ending Value: $30.38

Redemption Amount (per Note) = $1,000

Example 3—The hypothetical Ending Value is equal to 90% of the Initial Price and the Closing Market Price of the ADRs was below the Knock-In Price on at least one Trading Day during the term of the Notes:

Hypothetical Ending Value: $30.38

Redemption Amount (per Note) = a number of ADRs equal to the Share Multiplier and having a value on the date of calculation of the Ending Value of $900.15

Are the Notes principal protected?

No. In the event that the Ending Value is less than the Initial Price and the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes, the value of the ADRs you receive at maturity will be less than the principal amount of the Notes, and you will have lost a part or all of your principal investment in the Notes.

Will I benefit from any appreciation in the ADRs during the term of the Notes?

No. If the ADRs have appreciated above the Initial Price during the term of the Notes, the Redemption Amount you receive will not reflect that appreciation. You should understand that the maximum amount you will earn through an investment in the Notes is interest on the Notes at a rate of 10% per year on the $1,000 principal amount of each Note.

For more specific information about what you will receive upon maturity of the Notes, please see the section entitled “Description of the Notes” in this pricing supplement.

Who is the Underlying Company?

The Underlying Company has disclosed that it is a gold mining company with 19 operations comprising open-pit and underground mines and surface reclamation plants in eight countries, supported by exploration activities in 11 countries. You should independently investigate the Underlying Company and decide whether an investment in the Notes linked to the ADRs is appropriate for you.

Because the ADRs are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 001-14846 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “The American Depositary Receipts—The Underlying Company” and “Where You Can Find More Information” in this pricing supplement.

What is the Underlying Company’s role in the Notes?

The Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes. ML&Co. is not affiliated with the Underlying Company.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a put option to acquire ADRs at maturity upon the occurrence of certain specified events. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price you receive for your Notes upon any sale prior to maturity. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop” in this pricing supplement.

What is the role of MLPF&S?

Our subsidiary MLPF&S is purchasing the Notes, as principal, from ML&Co., for resale through an affiliate to dealers that will resell the Notes to investors and other purchasers at the public offering price set forth on the cover of this pricing supplement. After the initial offering, MLPF&S intends to create a secondary market for holders of the Notes, and it may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. MLPF&S will not, however, be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Redemption Amount and the number of ADRs, if any, deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’ status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Are there any risks associated with an investment in the Notes?

Yes, an investment in the Notes is subject to risk, including the risk of loss of principal, credit risk, liquidity risk and market risk. Please refer to the section entitled “Risk Factors” in this pricing supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

The notes do not provide for a minimum repayment of the principal amount at maturity. If the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, you will receive a number of ADRs equal to the then current Share Multiplier. If you receive ADRs, the value of the ADRs you receive at maturity will be less than the principal amount of the Notes. Accordingly, you may lose part or all of your principal investment.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

The Redemption Amount cannot exceed the stated principal amount at maturity

You should understand that the maximum amount you will earn through an investment in the Notes is interest on the Notes at a rate of 10% per year on the $1,000 principal amount of each Note and that the Redemption Amount cannot exceed the stated principal amount at maturity. However, in the event that the Ending Value is less than the Initial Price and the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes, the value of the ADRs you receive at maturity will be less than the principal amount of the Notes and you may therefore lose a part or all of your principal investment in the Notes.

In addition, your return on the Notes will not reflect the return you would realize if you actually owned the ADRs or the Ordinary Shares and received the dividends, if any, paid on the ADRs or the Ordinary Shares. Beneficial owners of the Notes will not be entitled to receive dividends, if any, paid on the ADRs or the Ordinary Shares.

A trading market for the Notes is not expected to develop

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate, MLPF&S, has indicated that it expects to bid for Notes offered for sale to it by Note holders, it is not required to do so and may cease making such bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until maturity.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of the ADRs. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The price of the ADRs and the Ordinary Shares is expected to affect the trading value of the Notes.  We expect that the market value of the Notes will depend substantially on the price of the ADRs and the Ordinary Shares. However, you generally should not expect the increase or decrease in the market value of your Notes to be identical to the increase or decrease in the market value of the ADRs and the Ordinary Shares. For example, if you choose to sell your Notes when the price of the ADRs and the Ordinary Shares, as adjusted for the Share Multiplier, exceeds the Knock-In Price, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the price of the ADRs and the Ordinary Shares will continue to fluctuate until the maturity date.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.  We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase.

Changes in the volatility of the ADRs or the Ordinary Shares are expected to affect the trading value of the Notes.   Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the ADRs or the Ordinary Shares increase, we expect the trading value of the Notes will decrease and, if the volatility of the ADRs or the Ordinary Shares decrease, we expect that the trading value of the Notes will increase.

As the time remaining to maturity of the Notes decreases, the “time premium or discount” associated with the Notes will decrease. We anticipate that before their maturity, the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the ADRs and the Ordinary Shares. This difference will reflect a “time premium or discount” due to expectations concerning the price of the ADRs and the Ordinary Shares during the period before the stated maturity of the Notes. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Notes will diminish, increasing or decreasing the trading value of the Notes.

Changes in dividend yield on the ADRs and the Ordinary Shares are expected to affect the trading value of the Notes.  In general, if the dividend yield on the ADRs and the Ordinary Shares were to increase, we expect that the value of the Notes would decrease and, conversely, if the dividend yield on the ADRs and the Ordinary Shares were to decrease, we expect that the value of the Notes would increase.

Currency exchange fluctuations between the value of the U.S. dollar and the South African rand are expected to affect the trading value of the Notes. The ADRs, which are quoted and traded in U.S. dollars, may trade at different prices from the Ordinary Shares, which are quoted and traded in South African rand. Fluctuations in the exchange rate between the U.S. dollar and the South African rand may affect the U.S. dollar equivalent of the South African rand price of the Ordinary Shares on the Johannesburg Stock Exchange and any other stock exchanges where the Ordinary Shares trade and, as a result, may affect the price of the ADRs, which may consequently affect the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.  Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage decrease in the price of the ADRs at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. However, we expect that the effect on the trading value of the Notes given a change in the price of the ADRs will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Notes

We are not affiliated with the Underlying Company, and the Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the ADRs or the Ordinary Shares. Any prospective purchaser of the Underlying Company should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Holders of the Notes are not entitled to Stockholder’s rights

Beneficial owners of the Notes will not be entitled to any rights in the ADRs or the Ordinary Shares including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange ADRs or Ordinary Shares in any tender or exchange offer by the Notes or any third party.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the ADRs or the Ordinary Shares or futures or options contracts on the ADRs or the Ordinary Shares for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the ADRs or the Ordinary Shares in a manner that could be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the ADRs or the Ordinary Shares. Temporary increases in the price of the ADRs or the Ordinary Shares may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of the ADRs or the Ordinary Shares may decline subsequent to the Pricing Date reducing the market value of the Notes.

Potential conflicts of interest could arise

The calculation agent for the Notes is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a part of the series entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on May 28, 2005. Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59018YTU5.

The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this pricing supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. You may transfer the Notes only in those denominations. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

The initial Share Multiplier equals 29.62962963. The initial Share Multiplier was set so that the product of the initial Share Multiplier and the Closing Market Price of the ADRs on the Pricing Date, $33.75, equaled $1,000, the principal amount and original issue price of one Note. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this pricing supplement.

The Notes will not have the benefit of any sinking fund.

Interest

The Notes will bear interest at a rate of 10% per year on the $1,000 principal amount of each Note from and including May 28, 2004 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the maturity date. ML&Co. has determined that annual payments equal to 1.95% of the stated principal amount of a Note equals the Debt Instrument Interest Payments and 8.05% constitutes Put Option Premium. See “United States Federal Income Taxation—General”. We will pay interest on the Notes in cash semiannually in arrears on November 28, 2004 and May 28, 2005. We will pay this interest on November 28, 2004 to the persons in whose names the Notes are registered at the close of business on the immediately preceding November 13, 2004, whether or not a Business Day. On May 28, 2005, the final payment of interest will be paid to the person to whom ML&Co. pays the Redemption Amount or delivers ADRs, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment or delivery.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment at Maturity

At maturity, a beneficial owner of a Note will be entitled to receive the Redemption Amount of that Note, or the delivery of ADRs, as provided below.

The “Redemption Amount” for a Note, and whether you will receive ADRs, will be determined by the calculation agent as described below.

(i) If the Closing Market Price of the ADRs is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000.

(ii) If the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, we will deliver to you a number of ADRs equal to the then current Share Multiplier.

The “Knock-In Price” equals $23.63, 70% of the Initial Price.

The “Initial Price” equals $33.75, the Closing Market Price of one ADR on the date the Notes were priced for initial sale to the public (the “Pricing Date”). The Initial Price will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the ADRs or the Ordinary Shares, as described in “—Antidilution Adjustments; Market Disruption Events”.

The “Ending Value” will be determined by the calculation agent and will equal the Closing Market Price at which the ADRs traded on the fourth scheduled Trading Day before the maturity of the Notes. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value will equal the Closing Market Price at which the ADRs traded on the third scheduled Trading Day before the maturity of the Notes. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value will equal the Closing Market Price of the ADRs determined on the second scheduled Trading Day before the maturity of the Notes, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq National Market (the “Nasdaq”) are open for trading as determined by the calculation agent.

The “Share Multiplier” equals 29.62962963. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described under “—Antidilution Adjustments; Market Disruption Events”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this pricing supplement.

If the maturity date is not a Business Day, we will pay the Redemption Amount or deliver ADRs, as the case may be, on the next Business Day following the maturity date and no additional interest will accrue as a result of the delayed payment or delivery.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Fractional Shares

We will not distribute fractional ADRs. If the number of ADRs to be delivered on the maturity date, if any, is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional ADR, we will pay to the registered holder the cash value of any fractional ADR based on the Closing Market Price of the ADRs. While the Notes are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional ADRs. You should consult the participant through which you hold the Notes to ascertain a participant’s specific policy.

Hypothetical Returns

The following tables illustrate, for the Initial Price and a range of hypothetical Ending Values, the product of the hypothetical Ending Value and the initial Share Multiplier, the percentage change in the price of the ADRs from the Pricing Date to the maturity date, the value of the amount payable or ADRs deliverable on the Notes at maturity, including the payment of accrued and unpaid interest on the maturity date, the total annualized yield on the Notes at maturity and the total annualized yield from direct ownership of the ADRs.

The following tables assume:

•	original issue date:	May 28, 2004

•	initial Share Multiplier:	29.62962963 (based on a Initial Price of $33.75 on the Pricing Date of May 24, 2004)

•	Knock-In Price:	$23.63

•	interest rate:	10% per year

•	interest payment dates:	On November 28, 2004 and May 28, 2005 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

•	maturity date:	May 28, 2005

Payment at maturity if the Closing Market Price of the ADRs is equal to or above the Knock-In Price on each Trading Day during the term of the Notes:

Hypothetical Ending Value		Hypothetical amount or value payable on the Notes excluding interest		Hypothetical amount or value payable on the Notes including interest(1)	Total annualized yield on the Notes at maturity(1)(2)	Total annualized yield from direct ownership of the ADRs(3)
$27.00		$1,000		$1,050	10.25%	–17.18%
$30.38		$1,000		$1,050	10.25%	–7.10%
$33.75	(4)	$1,000	(5)	$1,050	10.25%	2.97%
$37.13		$1,000		$1,050	10.25%	13.04%
$40.50		$1,000		$1,050	10.25%	23.11%
$43.88		$1,000		$1,050	10.25%	33.18%
$47.25		$1,000		$1,050	10.25%	43.24%
$50.63		$1,000		$1,050	10.25%	53.30%
$54.00		$1,000		$1,050	10.25%	63.36%
$57.38		$1,000		$1,050	10.25%	73.42%
$60.75		$1,000		$1,050	10.25%	83.47%

Payment at maturity if the hypothetical Ending Value is less than the Initial Price and the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes:

Hypothetical Ending Value		Hypothetical amount or value payable on the Notes excluding interest		Hypothetical amount or value payable on the Notes including interest(1)	Total annualized yield on the Notes at maturity(1)(2)	Total annualized yield from direct ownership of the ADRs(3)
6.75		$200		250.0000	-72.36%	-77.82%
10.13		$300		350.0000	-61.90%	-67.68%
13.50		$400		450.0000	-51.51%	-57.56%
16.88		$500		550.0000	-41.16%	-47.45%
20.25		$600		650.0000	-30.84%	-37.35%
23.63		$700		750.0000	-20.54%	-27.26%
27.00		$800		850.0000	-10.26%	-17.18%
30.38		$900		950.0000	0.00%	-7.10%
33.75	(4)	$1,000	(5)	1050.0000	10.25%	2.97%
37.13		$1,000		1050.0000	10.25%	13.04%
40.50		$1,000		1050.0000	10.25%	23.11%
43.88		$1,000		1050.0000	10.25%	33.18%
47.25		$1,000		1050.0000	10.25%	43.24%
50.63		$1,000		1050.0000	10.25%	53.30%
54.00		$1,000		1050.0000	10.25%	63.36%
57.38		$1,000		1050.0000	10.25%	73.42%
60.75		$1,000		1050.0000	10.25%	83.47%

(1)	The amounts specified in these columns:
(a)	assume coupon payments are (i) made semiannually on November 28, 2004 and May 28, 2005, and (ii) are reinvested for the remainder of the term of the Notes at the applicable yield listed in the fourth column;
(b)	assume an investment term from May 28, 2004 to May 28, 2005; and
(c)	are computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(2)	The total annualized yield at maturity represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Notes, the sum of these present values being equal to the original issue price.
(3)	This annualized yield assumes:
(a)	a percentage change in the value of the ADRs that equals the percentage change in the product of the Share Multiplier and the Initial Price on the Pricing Date to the relevant hypothetical Ending Value multiplied by the Share Multiplier;
(b)	a constant dividend yield of 2.95% per annum, paid semiannually from the date of initial delivery of the Notes, applied to the value of the ADRs at the end of each half year period assuming such value increases or decreases linearly from the Initial Price to the applicable hypothetical Ending Value;
(c)	no transaction fees or expenses; and
(d)	an investment term from May 28, 2004 to May 28, 2005.
(4)	This is the Initial Price.
(5)	This is the principal amount of one Note. This value represents the product of the Initial Price on the Pricing Date of $33.75 and the initial Share Multiplier of 29.62962963.

The above figures are for purposes of illustration only. The actual Redemption Amount received by, and whether shares of ADRs are delivered to, investors and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and whether the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes, each determined as described in this pricing supplement.

Antidilution Adjustments; Market Disruption Events

Each of the Initial Price and the Share Multiplier used to determine the Redemption Amount or the number of ADRs to be delivered at maturity, as the case may be, is subject to adjustment by the calculation agent as described in this section. Where the Share Multiplier is adjusted, the Initial Price will generally also be adjusted. In each case where the Initial Price is adjusted as described in this section, a corresponding adjustment will also be made to the Knock-In Price.

The ADRs have been issued pursuant to a Deposit Agreement, as amended from time to time (the “Deposit Agreement”). An event that has a diluting or concentrative effect on the Ordinary Shares will affect the trading value of the ADRs unless (and to the extent that) the Underlying Company or the depositary for the ADRs, pursuant to their authority under the Deposit Agreement, elect to adjust the number of Ordinary Shares that are represented by each ADR such that the price of the ADRs will not be affected by any such event, in which case the calculation agent will not adjust the Initial Price or the Share Multiplier.

No adjustments to the Initial Price or the Share Multiplier will be required unless the adjustment would result in a change of at least 0.1% of the amount then in effect. The Initial Price and the Share Multiplier resulting from any of the adjustments specified below will be rounded to, in the case of the Initial Price, the fifth decimal place with five one-thousandths being rounded upward and, in the case of the Share Multiplier, the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Initial Price or the Share Multiplier after the close of business on the fourth scheduled Business Day immediately prior to the maturity date.

No adjustments to the Initial Price or the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Initial Price or the Share Multiplier to reflect changes occurring in relation to the ADRs or the Ordinary Shares or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the ADRs, including, without limitation, a partial tender or exchange offer for the ADRs or the Ordinary Shares.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Initial Price and the Share Multiplier and of any related determinations and calculations, including adjustments to the Ending Value where the calculation agent determines that it is appropriate to reflect those charges to ensure an equitable result, with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of ADRs or Ordinary Shares by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the ADRs or the Ordinary Shares by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Initial Price or the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the indenture trustee, which will provide notice to you of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Initial Price and Knock-In Price or Share Multiplier, as the case may be.

Stock splits and reverse stock splits

If the Ordinary Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Initial Price relating to the ADRs will be adjusted to equal the result of the prior Initial Price divided by the number of Ordinary Shares which a holder of one Ordinary Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date. In addition, the Share Multiplier relating to the ADRs will be adjusted to equal the product of the prior Share Multiplier and the number of Ordinary Shares which a holder of one Ordinary Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Ordinary Shares are subject to a (i) stock dividend, i.e., issuance of additional Ordinary Shares, that is given ratably to all holders of the Ordinary Shares or (ii) distribution of the Ordinary Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the ADRs are trading ex-dividend, the Initial Price will be adjusted so that the new Initial Price will equal the result of the prior Initial Price divided by the number of Ordinary Shares which a holder of one Ordinary Share before the date the dividend became effective and the ADRs traded ex-dividend would have owned or been entitled to receive immediately following that date. In addition, the Share Multiplier relating to the ADRs will be adjusted to equal the product of the prior Share Multiplier and the number of Ordinary Shares which a holder of one Ordinary Share before the date the dividend became effective and the ADRs traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There will be no adjustments to the Initial Price or the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Ordinary Shares other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Ordinary Shares, a dividend or other distribution which exceeds the immediately preceding non- Extraordinary Dividend on the Ordinary Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the ADRs on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Ordinary Shares, the Initial Price and the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Initial Price will equal the product of:

•	the prior Initial Price; and

•	a fraction, the denominator of which is the Closing Market Price per ADR on the Trading Day preceding the ex-dividend date, and the numerator of which is the amount by which the Closing Market Price per ADR on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount, and the new Share Multiplier will equal the product of:

•	the prior Share Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per ADR on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per ADR on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Ordinary Shares will equal:

•	in the case of cash dividends or other distributions that constitute semiannual dividends, the amount per Ordinary Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Ordinary Shares; or

•	in the case of cash dividends or other distributions that do not constitute semiannual dividends, the amount per Ordinary Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Ordinary Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Ordinary Shares described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

“Closing Market Price” means:

If the ADRs (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are listed on a national securities exchange in the United States, are a Nasdaq National Market System (“Nasdaq NMS”) security or are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the Closing Market Price for any date of determination on any Trading Day means for one ADR (or any other security for which a Closing Market Price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the ADRs (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed on a national securities exchange in the United States, are not a Nasdaq NMS security or included in the OTC Bulletin Board, then the Closing Market Price for any date of determination on any Trading Day means for one ADR (or any other security for which a Closing Market Price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Market Price will mean the average (mean) of the last available bid and offer price on that exchange.

If the ADRs (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed or admitted to trading on any securities exchange or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price shall mean the average (mean) of the last available bid and offer prices in the market of three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

If the Closing Market Price of the ADRs is not obtainable in accordance with the above or the calculation agent determines in its sole discretion that a more equitable result would be reached if the Closing Market Price were based on the closing price on the principal securities exchange on which the Ordinary Shares are then listed or admitted to trading, then the Closing Market Price will mean the product of the number of Ordinary Shares each ADR then represents (or most recently represented) and the closing price on the principal securities exchange on which the Ordinary Shares are then listed or admitted to trading (without taking into account any extended or after hours trading session).

“Market Disruption Event” means:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the ADRs or the Ordinary Shares on their respective primary markets for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the ADRs or the Ordinary Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)	a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the ADRs or the Ordinary Shares will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE, the Nasdaq or the Johannesburg Stock Exchange or other regulatory organization with jurisdiction over the NYSE, the Nasdaq or the Johannesburg Stock Exchange on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the ADRs and the Ordinary Shares;

(4)	a suspension of trading in options contracts on the ADRs or the Ordinary Shares by the primary securities market trading in the options contracts related to the ADRs or the Ordinary Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the ADRs or the Ordinary Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the ADRs or the Ordinary Shares will constitute a suspension or material limitation of trading in options contracts related to the ADRs and the Ordinary Shares; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the ADRs or the Ordinary Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “—Reorganization Events” in this pricing supplement, includes securities other than the ADRs or the Ordinary Shares, then the above definition will be revised to include each such security in the same manner as the ADRs or the Ordinary Shares are considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Ordinary Shares to subscribe for or purchase Ordinary Shares, including new or existing rights to purchase Ordinary Shares pursuant to a shareholder’s rights plan or arrangement, then the Initial Price and the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Initial Price will equal the prior Initial Price minus the product of:

•	the prior Initial Price; and

•	the number of Ordinary Shares that can be purchased with the cash value of such warrants or rights distributed on one Ordinary Share,

and the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•	the number of Ordinary Shares that can be purchased with the cash value of such warrants or rights distributed on one Ordinary Share.

The number of Ordinary Shares that can be purchased will be based on the Closing Market Price of the ADRs divided by the number of Ordinary Shares each ADR then represents on the date the new Initial Price and Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Initial Price and Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Notes:

(a)	there occurs any reclassification or change of the Ordinary Shares including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

(g)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities and Exchange Act of 1934 (an event in clauses (a) through (g) a “Reorganization Event”), then the method of determining the amount payable on each Note will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to the holders of the Ordinary Shares with respect to one Ordinary Share in or as a result of the Reorganization Event and, where any Ordinary Share continues to be held by the holders of the Ordinary Shares receiving that distribution, the Ordinary Shares. No interest will accrue on any Exchange Property. If ADRs are delivered to you at maturity, the Exchange Property will either:

A.	be delivered at maturity to you in an amount per Note equal to the amount of Exchange Property delivered with respect to the number of Ordinary Shares equal to the product of the number of Ordinary Shares each ADR then represents and the Share Multiplier at the time of the Reorganization Event; or

B.	at the option of the calculation agent, be liquidated and the cash proceeds will be paid to you as described below.

If the Exchange Property received in a Reorganization Event:

•	consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then the Notes will be redeemed (i) in the case where the Exchange Property delivered to holders of the Ordinary Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of the Ordinary Shares or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below. The Redemption Amount will be determined as described above under “—Payment at Maturity”. For purposes of that calculation, the Ending Value will be deemed to be the product of the number of Ordinary Shares each ADR then represents and the value of all consideration received (or in the case of an event described in clause (f) above, the value of all consideration that would be received) in respect of that Reorganization Event and, if it is determined that ADRs would have otherwise been deliverable, then you will receive, in lieu of any ADRs and in full satisfaction of our obligations under the Notes, the product of the number of Ordinary Shares each ADR then represents and (a) the amount of cash received with respect to one Ordinary Share and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one Ordinary Share and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date. No interest will accrue on the Notes following the early redemption date. If the calculation agent exercises its option to liquidate the Exchange Property, ML&Co. will give notice to the indenture trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Notes will be the fifth Business Day following the last date on which the Exchange Property is sold.

•	consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then you will receive at maturity a pro rata share of each such type of Exchange Property.

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then you will not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror or in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent manifest error.

If the Underlying Company ceasing to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities and Exchange Act of 1934 and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Notes will be accelerated to the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Initial Price, the Knock-In Price or the Share Multiplier or to the method of determining the amount payable on each Note described above under “Antidilution Adjustments; Market Disruption Events” and “Reorganization Events”, but may instead make adjustments in its discretion to the Initial Price, the Knock-In Price or the Share Multiplier or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the ADRs or the Ordinary Shares or any successor ADRs or Ordinary Shares. ML&Co. will provide notice of any such election to the indenture trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the ADRs or the Ordinary Shares and will detail in that notice the actual adjustment made to the Initial Price, the Knock-In Price or the Share Multiplier or to the method of determining the amount payable on each Note.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes will be equal to the consideration due at maturity, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether at any interest payment date, the stated maturity date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 1.25% per year to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE AMERICAN DEPOSITARY RECEIPTS

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

The Underlying Company has disclosed that it is a gold mining company with 19 operations comprising open-pit and underground mines and surface reclamation plants in eight countries, supported by exploration activities in 11 countries. Because the ADRs are registered under the Securities and Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 001-14846. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the ADRs is not a recommendation to buy or sell the ADRs. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the ADRs.

The ADRs trade on the NYSE under the symbol “AU”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Notes. This pricing supplement and the accompanying prospectus supplement and prospectus relate only to the Notes and do not relate to the ADRs, the Ordinary Shares or other securities of the Underlying Company. All disclosures contained in this pricing supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the price of the ADRs or the Ordinary Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the ADRs or the Ordinary Shares and therefore the trading price of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the ADRs or the Ordinary Shares.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire nonpublic information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Historical data

The ADRs are principally traded on the Nasdaq. The following table sets forth the high and low Closing Market Prices of the ADRs for the calendar quarters during calendar years 1999 through 2004. On May 24, 2004, the Closing Market Price of the ADRs was $33.75 per share. The Closing Market Prices of the ADRs listed below were obtained from Bloomberg Financial Markets. The historical Closing Market Prices of the ADRs should not be taken as an indication of future performance, and no assurance can be given that the price of the ADRs will not decrease.

		High	Low

1999
	First Quarter	22.688	18.063
	Second Quarter	24.313	18.625
	Third Quarter	34.500	19.188
	Fourth Quarter	33.625	23.750

2000
	First Quarter	28.688	23.000
	Second Quarter	24.313	18.125
	Third Quarter	20.875	17.875
	Fourth Quarter	18.000	12.375

2001
	First Quarter	17.230	13.210
	Second Quarter	21.150	13.970
	Third Quarter	19.100	15.210
	Fourth Quarter	19.270	15.510

2002
	First Quarter	25.760	18.030
	Second Quarter	34.290	22.520
	Third Quarter	29.370	20.400
	Fourth Quarter	34.840	23.500

2003
	First Quarter	38.350	27.400
	Second Quarter	33.100	27.500
	Third Quarter	41.390	30.020
	Fourth Quarter	49.400	36.050

2004
	First Quarter	47.800	39.920
	Second Quarter (through May 24, 2004)	42.090	30.770

UNITED STATES FEDERAL INCOME TAXATION

The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). This discussion supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying prospectus supplement and supercedes such discussion to the extent that it contains information that is inconsistent with that contained in the accompanying prospectus supplement. As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of the following components (the “Components”):

•	a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Note; and

•	a put option (the “Put Option”) pursuant to which at maturity, if the Ending Value is less than the Initial Price and the Closing Market Price of the ADRs is below the Knock-In Price on any Trading Day during the term of the Notes, the holder is required to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for a number of ADRs equal to the then current Share Multiplier.

In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, as more fully discussed below, based on ML&Co.’s determination of its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, a portion of the stated interest payments on a Note will be treated as interest on the Debt Instrument (the “Debt Instrument Interest Payments”) and the remainder will be treated as attributable to the holder’s sale of the Put Option to ML&Co. (the “Put Option Premium”). Based on ML&Co.’s assessment as to, among other things, its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, ML&Co. has determined that annual payments equal to 1.95% of the stated principal amount of a Note equal the Debt Instrument Interest Payments and 8.05% constitutes Put Option Premium. ML&Co.’s allocation of the stated interest payments on the Notes (as described above) will be binding on a holder of a Note, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Notes described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Note

Interest on the Debt Instrument.  As described above, the Debt Instrument is treated as bearing interest at a stated rate of 1.95% per annum (i.e., the Debt Instrument Interest Payments). Debt instruments that have a fixed maturity of one year or less, such as the Debt Instrument, are treated as having been issued with original issue discount. Accordingly, in general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument and (ii) all of the Debt Instrument Interest Payments payable throughout the term of the Debt Instrument over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal $1,000. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $1,000. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any Debt Instrument Interest Payments previously received by the U.S. Holder.

Receipt of the Put Option Premium will not be immediately taxable to a U.S. Holder upon receipt.

Exercise or Expiration of the Put Option.  In the event that the Put Option expires unexercised (i.e., the Redemption Amount paid at maturity consists of a cash payment equal to the principal amount of a Note), a U.S. Holder would recognize short-term capital gain with respect to the Put Option in an amount equal to the Put Option Premium.

In the event that the Put Option is exercised (i.e., the Redemption Amount paid at maturity consists of a payment of ADRs), a U.S. Holder would be deemed to have applied an amount (the “Put Option Payment Amount”) equal to the principal amount of the Debt Instrument less the Put Option Premium toward the purchase of the ADRs, and such U.S. Holder should not recognize any gain or loss with respect to the ADRs received upon the exercise of the Put Option. A U.S. Holder’s tax basis in the ADRs so received would be equal to the Put Option Payment Amount less the portion of the Put Option Payment Amount that is allocable to any fractional shares. That U.S. Holder’s holding period for the ADRs would begin on the day immediately following the maturity date.

A U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional ADRs. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Put Option Payment Amount that is allocable to such fractional ADRs. Any such gain or loss would be treated as short-term capital gain or loss.

Sale or Exchange of the Notes

Upon a sale or exchange of a Note prior to the maturity of the Note, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and that U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would generally be capital gain or loss (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, any amount attributable to accrued interest on the Debt Instrument (i.e., accrued Debt Instrument Interest Payments) would be taxed as described under “Tax Treatment of a Note—Interest on the Debt Instrument” above.

Possible Alternative Tax Treatments of an Investment in a Note

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under the CPDI Regulations (as defined in the accompanying prospectus supplement).

ML&Co. will take the position that the CPDI Regulations do not apply to the Notes. If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of ADRs, if any, at maturity). Furthermore, any gain realized with respect to a Note would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Notes.

Even if the CPDI Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes are also possible, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

Non-U.S. Holders

In the case of a non-U.S. Holder (as defined in the accompanying prospectus supplement), ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Notes subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Note may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

PLAN OF DISTRIBUTION

As described in the “The Plan of Distribution” in the accompanying prospectus supplement, MLPF&S is purchasing the Notes, as principal, from ML&Co., for resale to dealers that will resell the Notes to investors and other purchasers at the public offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed.

INDEX OF DEFINED TERMS

Page
Business Day	PS-11
Closing Market Price	PS-17
Ending Value	PS-4
Initial Price	PS-1
Market Disruption Event	PS-18
Notes	PS-1
Pricing Date	PS-4
PTCEs	PS-27
Redemption Amount	PS-3
Share Multiplier	PS-4
Underlying Company	PS-3

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Knock-In Notes

Linked to the performance of American Depositary Receipts representing

Ordinary Shares of AngloGold Limited

due May 28, 2005

(the “Notes”)

PRICING SUPPLEMENT

Merrill Lynch & Co.

May 24, 2004